Exhibit 99.1

Rafael Holdings Reports Third Quarter Fiscal Year 2018 Results

NEWARK, NJ – June 11, 2018: Rafael Holdings, Inc., (NYSE American: RFL), reported revenue of $1.1 million and a loss per share of $0.04 for the third quarter of its 2018 fiscal year.

Financial Highlights

(Results are for 3Q FY2018 compared to 3Q FY2017)

●	Revenue of $1.1 million compared to $1.3 million

●	Loss from operations of $731 thousand compared to $164 thousand

●	Loss attributable to Rafael Holdings of $531 thousand compared to $65 thousand

●	Loss per share of $0.04 compared to $0.01

Remarks by Howard Jonas, Chairman and CEO of Rafael Holdings

“We are pleased to report Rafael Holding’s first quarterly results as an independent public company following completion of our spin-off from IDT Corporation on March 26th. Financial results for the third quarter were in line with our expectations and reflected the added expense of being a public company. Our balance sheet remains very strong, with $44.0 million in working capital – current assets less current liabilities -- and no debt.

“With a successful spin-off in our rear-view mirror, we are focused on both of our operating segments to maximize value for our stockholders.

“On the real estate side, we are working to optimize our property portfolio. In Newark, New Jersey, where we hold a 20-story commercial property and an associated garage property, we are seeking experienced real estate development partners to take full advantage of the buoyant local market.

“On the pharma side of our business, we are encouraged by Rafael Pharmaceuticals’ recently reported results from its Phase II clinical trial of its lead drug, CPI-613 in Acute Myeloid leukemia (AML) and look forward to its planned launch of its global, randomized Phase III trials of CPI-613 for patients with Stage IV metastatic pancreatic cancer and relapsed/refractory AML.”

“LipoMedix is making good progress on the development and study of its flagship prodrug, Promitil and was recently awarded a patent for the use of Promitil in conjunction with radiotherapy.”

About Rafael Holdings, Inc.:

Rafael Holdings holds commercial real estate assets and interests in two clinical stage, oncology focused pharmaceutical companies. The real estate holdings include properties in Newark and Piscataway, New Jersey and Jerusalem, Israel. The pharmaceutical holdings consist of interests in Rafael Pharmaceuticals, Inc. and a majority stake in Lipomedix Pharmaceuticals Ltd., both of which are focused on development and commercialization of drugs in the oncology space.

Contact:
Rafael Holdings

David Polinsky

Chief Financial Officer

P: (212) 658-1450

E: invest@rafaelholdings.com

RAFAEL HOLDINGS, INC.

CONSOLIDATED AND COMBINED BALANCE SHEETS

	April 30, 2018	July 31, 2017
	(Unaudited)
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$10,605	$11,756
Trade accounts receivable, net of allowance for doubtful accounts of $82 at April 30, 2018 and July 31, 2017	406	264
Marketable securities	30,942	—
Due from Rafael Pharmaceuticals	1,600	—
Prepaid expenses and other current assets	645	147
Total current assets	44,198	12,167
Property and equipment, net	50,554	51,160
Investments - Rafael Pharmaceuticals	11,700	13,478
Investments - Other	5,949	—
Deferred income tax assets, net	8	8,859
Patents	180	—
In-process research and development	1,575	—
Other assets	920	540

Total assets	$115,084	$86,204

Liabilities and equity
Current liabilities:
Trade accounts payable	$362	$115
Accrued expenses	296	213
Other current liabilities	27	35

Total current liabilities	685	363
(Due from) due to related parties	(621)	23,693
Other liabilities	70	70

Total liabilities	134	24,126

Commitments and contingencies
Equity:
Rafael Holdings, Inc. stockholders’/members’ equity:
Group equity	—	50,427
Class A common stock, $0.01 par value; authorized shares – 50,000,000; 787,163 and nil shares issued and outstanding as of April 30, 2018 and July 31, 2017, respectively	8	—
Class B common stock, $0.01 par value; authorized shares – 200,000,000; 11,754,835 and nil shares issued and outstanding as of April 30, 2018 and July 31, 2017, respectively	118	—
Additional paid in capital	103,509	—
Accumulated deficit	(192)	—
Accumulated other comprehensive income	1,998	2,316

Total Rafael Holdings, Inc. stockholders’/members’ equity	105,441	52,743
Noncontrolling interests	9,509	9,335

Total equity	114,950	62,078

Total liabilities and equity	$115,084	$86,204

See accompanying notes to consolidated and combined financial statements.

RAFAEL HOLDINGS, INC.

CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended April 30,		Nine Months Ended April 30,
	2018	2017	2018	2017
	(in thousands, except per share data)
Revenues:
Rental – Third Party	$400	$219	$1,085	$661
Rental – Related Party	447	854	1,442	2,680
Parking	246	209	630	677
Total revenues	1,093	1,282	3,157	4,018
Costs and expenses:
Selling, general and administrative	1,402	1,035	4,481	2,667
Depreciation and amortization	422	411	1,276	1,233
(Loss) income from operations	(731)	(164)	(2,600)	118
Interest income	(71)	(1)	(75)	(8)
Net losses (gains) resulting from foreign exchange transactions	28	(136)	(90)	(167)
Net gains on sales of marketable securities	(24)	—	(24)	(167)
Net loss on equity investments	—	—	104	—
Gain on disposal of bonus shares	—	—	(246)	—
(Loss) income before income taxes	(664)	(27)	(2,269)	293
(Benefit from) provision for income taxes	(5)	38	8,438	68
Net (loss) income	(659)	(65)	(10,707)	225
Net loss attributable to noncontrolling interests	128	—	304	—
Net (loss) income attributable to Rafael Holdings, Inc.	$(531)	$(65)	$(10,403)	$225

(Loss) earnings per share attributable to Rafael Holdings, Inc. common stockholders:
Basic	$(0.04)	$(0.01)	$(0.83)	$0.02
Diluted	$(0.04)	$(0.01)	$(0.83)	$0.02

Weighted average number of shares used in calculation of (loss) earnings per share:
Basic	12,542	12,542	12,542	12,542
Diluted	12,542	12,542	12,542	12,542

See accompanying notes to consolidated and combined financial statements.

RAFAEL HOLDINGS, INC.

CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Months Ended April 30,
	2018	2017
	(in thousands)
Operating activities
Net (loss) income	$(10,403)	$225
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Depreciation and amortization	1,276	1,256
Deferred income taxes	8,851	(72)
Realized gain on disposal of bonus shares	(246)	—
Realized gain on marketable securities	(24)	—
Non-cash compensation	616	—
Interest in the equity of investments	(80)	—
Change in assets and liabilities:
Accounts and rents receivable	(142)	(40)
Other current assets and prepaid expenses	(392)	(117)
Other assets	(355)	(298)
Accounts payable and accrued expenses	223	155
Other current liabilities	(8)	(7)
Due from related parties	(386)	(1,758)
Other liabilities	—	178

Net cash used in operating activities	(1,070)	(478)

Investing activities
Purchases of property and equipment	(572)	(1,590)
Proceeds from sale and maturity of marketable securities	436	—
Purchase of investments	—	(8,300)

Net cash used in investing activities	(136)	(9,890)

Financing activities
Proceeds from sale of member interests in CS Pharma Holdings, LLC	—	10,000
Cash advances from related parties, net of repayments	—	9,767

Net cash used in financing activities	—	19,767
Effect of exchange rate changes on cash and cash equivalents	55	(9)

Net (decrease) increase in cash and cash equivalents	(1,151)	9,390
Cash and cash equivalents at beginning of period	11,756	2,339

Cash and cash equivalents at end of period	$10,605	$11,729

Supplemental Schedule of Non-Cash Financing and Investing Activities
Cash payments made for taxes	$—	$—
Cash payments made for interest	$—	$—

 See accompanying notes to consolidated and combined financial statements.

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